Exhibit 3.9.2

State of Delaware Secretary of State Division of Corporations Delivered 05:02 PM 07/01/2013 FILED 05:02 PM 07/01/2013 SRV 130837305 - 2828929 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MEMC INTERNATIONAL, INC.

MEMC International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Certificate of Incorporation of MEMC International, Inc. is hereby amended by deleting Article FIRST in its entirety and substituting in lieu thereof a new Article FIRST as follows:

FIRST: The name of the corporation is SunEdison International, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the effective date of this Certificate of Amendment shall be July 1st, 2013.

IN WITNESS WHEREOF, said MEMC International, Inc. has caused its duly authorized officer to execute this Certificate of Amendment of Certificate of Incorporation this 1st day of July, 2013.

MEMC	International, Inc.

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	President & Chairman